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                                                                    Exhibit 23.2


     CONSENT OF ERNST & YOUNG, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-86155, 333-86159, 333-45288, 333-63036, 333-91996 and
333-106698 pertaining to the LJL BioSystems, Inc. 1994 Equity Incentive Plan, LJL BioSystems, Inc. 1997 Stock Plan, LJL BioSystems, Inc. 1998 Directors' Stock Option Plan, 1995 Stock Option Plan, 1995 Non-Employee Directors' Stock Option Plan, 1995 Employee Stock Purchase Plan and 2001 Stock Option Plan) of Molecular Devices Corporation of our report dated March 12, 2004, with respect to the financial statements of Axon Instruments, Inc., included in Molecular Devices Corporation's Current Report on Form 8-K dated July 2, 2004, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young

Melbourne, Australia
June 29, 2004